Exhibit 99.1

Isabel Ge Mahe Joins lululemon Board of Directors
Vancouver, British Columbia – November 8, 2022 – lululemon athletica inc. (NASDAQ:LULU) today announced the appointment of Isabel Ge Mahe to serve on its Board of Directors, effective immediately.

“Isabel is a seasoned executive with global experience across technology, retail and product development,” said Martha Morfitt, Chair of the Board. “We are excited to welcome Isabel to the lululemon Board of Directors and know her breadth of expertise in product development and leadership, as well as her deep knowledge of the business and guests in China will be invaluable as we continue to grow and execute on our international expansion strategy.”

Ms. Ge Mahe is the Vice President and Managing Director of Greater China for Apple, where she provides leadership and coordination across Apple’s China-based team. In this position, she has played a key role in developing new China-specific features for Apple products, enabling the company to connect customers with innovative products and technology solutions.

Ms. Ge Mahe joined Apple in 2008 as Vice President of Wireless Technologies and oversaw the development of cellular, Wi-Fi, Bluetooth, NFC, location and motion technologies for products across the business. Prior to Apple, she served as Vice President of Wireless Software Engineering at Palm and held key managerial positions at other technology-focused organizations.

“I am proud to join the Board of lululemon, a purpose-driven company with an exciting vision and opportunity for global growth, including in China,” said Ms. Ge Mahe. “I look forward to working with the Company as it continues to build on its momentum and serve more guests around the world.”

Ms. Ge Mahe has served on the Board of Directors for Starbucks since 2019 and was named to Fortune’s 50 Most Powerful Women list in 2021 and 2022. She received a Bachelor of Applied Science and a Masters of Engineering from Simon Fraser University in British Columbia, Canada and an MBA from the University of California, Berkeley.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a technical athletic apparel, footwear and accessories company for yoga, running, training, and most other activities, creating transformational products and experiences that build meaningful connections, unlocking greater possibility and wellbeing for all. Setting the bar in innovation of fabrics and functional designs, lululemon works with yogis and athletes in local communities around the world for continuous research and product feedback. For more information, visit lululemon.com.
Contacts
Investors:
lululemon athletica inc.
Howard Tubin
1-604-732-6124
or
ICR, Inc.
Joseph Teklits/Caitlin Churchill
1-203-682-8200

Media:
lululemon athletica inc.
Erin Hankinson
1-604-732-6124
or
Brunswick Group
Eleanor French
1-415-619-2757
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